Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150722

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated February 23, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2008)

$

    % Notes due 2014

The Western Union Company will pay interest on the notes on February      and August      of each year, beginning August     , 2009. The notes will mature on February      2014.

The Western Union Company may redeem the notes at any time in whole or from time to time in part at the price specified in this prospectus supplement under the section titled “Description of the Notes—Optional Redemption.”

The notes will be The Western Union Company’s senior unsecured obligations and will rank equally in right of payment with its other existing and future senior unsecured indebtedness. The notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.

The notes will not be listed on any securities exchange or included in any automated quotation system. Currently there is no public market for the notes.

Investing in the notes involves risks. See the sections titled “Risk Factors” beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of certain of the risks you should consider before investing in the notes.

	Per Note		Total
Public offering price (1)%			$
Underwriting discount		%	$
Proceeds, before expenses, to The Western Union Company		%	$

(1)	Plus accrued interest from February , 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company and its participants, including Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., on or about February     , 2009.

Joint Book-Running Managers

Banc of America Securities LLC	Wachovia Securities

The date of this prospectus supplement is February    , 2009.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated May 7, 2008, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of certain terms of the debt securities we may issue, including the notes, and gives more general information, some of which may not apply to the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Where You Can Find More Information.”

As used in this prospectus supplement, the terms “Western Union,” the “Company,” “we,” “us” and “our” may, depending upon the context, refer to The Western Union Company and not its consolidated subsidiaries or to The Western Union Company and all of its consolidated subsidiaries taken as a whole.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the materials we have filed or will file with the Securities and Exchange Commission (the “SEC”) (as well as information included in our other written or oral statements) contain or will contain certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus supplement and the accompanying prospectus, including those referenced under the sections titled “Risk Factors.” The statements are only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents, or the value of, or our ability to recover our investments; changes in immigration laws, patterns and other factors related to migrants; technological changes, particularly with respect to e-commerce; the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing; our ability to attract and retain qualified key employees and to manage our workforce successfully; changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers; political conditions and related actions in the United States and abroad which may adversely affect our businesses and economic conditions as a whole; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide; significantly slower growth or declines in the money transfer market and other markets in which we operate; failure to implement agent contracts according to schedule; our ability to maintain our agent network and biller relationships under terms consistent with or more advantageous to us than those currently in place; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally; failure to manage credit and fraud risks presented by our agents and consumers or nonperformance of our financial services providers and insurance carriers; adverse rating actions by credit rating agencies; liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof; our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions; changes in industry standards affecting our business; changes in accounting standards, rules and interpretations; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payments providers; our ability to grow our core businesses; our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products; our ability to protect our brands and our other intellectual property rights; our ability to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; any material breach of security of or interruptions in any of our systems; mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions; adverse consequences from our spin-off from First Data Corporation (“First Data”), including resolution of certain ongoing matters; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; cessation of various services provided to us by third-party vendors; catastrophic events; management’s ability to identify and manage these and other risks and the risks described in the sections titled “Risk Factors” in this prospectus supplement and the accompanying prospectus.

INDUSTRY DATA

This prospectus supplement and the accompanying prospectus include or incorporate by reference industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. The primary sources for third-party industry data and forecasts are Aite Group, LLC, or “Aite,” the World Bank and other industry reports and articles. These third-party publications and surveys generally state that the information included therein is believed to have been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions on which such data are based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement, regardless of when furnished to the SEC. We incorporate by reference the following documents we filed with the SEC (file number 1-32903) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until the offering of the notes under this prospectus supplement is complete:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•

The information contained in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2008 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2007.

We make available free of charge most of our SEC filings through our Internet website (www.westernunion.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. The contents of our Internet website are not a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Attention: Investor Relations

Telephone (866) 405-5012

Our SEC filings are also available at the SEC’s website at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

PROSPECTUS SUPPLEMENT SUMMARY

Our Company

The Western Union Company is a leader in global money transfer, providing people with fast, reliable and convenient ways to send money around the world. The Western Union® brand is globally recognized. Our services are available through a network of agent locations in more than 200 countries and territories. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our consumer-to-business service provides consumers with flexible and convenient options for making one-time or recurring bill payments.

In 2008, we generated $5.3 billion in total consolidated revenues and $919.0 million in consolidated net income. We handled 188.1 million consumer-to-consumer money transfers in 2008, an increase of 12% over 2007. Our 412.1 million consumer-to-business transactions in 2008 represented a 2.0% increase over 2007.

We believe that brand strength, size and reach of our global network, and convenience and reliability for our consumers have been key to the growth of our business. As we continue to meet the needs of our consumers for fast, reliable and convenient money transfer services, we are also working to enhance our existing services and provide our consumers with access to an expanding portfolio of payment and other financial services.

The Western Union Company has roots back to 1851. Western Union stock was first traded on the New York Stock Exchange in 1865. In 1884, the original Western Union was one of the 11 companies included on the first Dow Jones average listing. Western Union has a long history of providing innovative services, including creating the universal stock ticker and launching the first United States commercial communications satellite service. Western Union introduced our consumer-to-consumer money transfer service in 1871. Western Union began offering consumer-to-business payment services in 1989 when we introduced Western Union Quick Collect® providing consumers in the United States with the ability to conveniently pay bills in cash through our agent network.

Over the past decade, we have become a leader in the development of a global remittance market. Today, we offer money transfer services under the Western Union®, Orlandi Valuta®, and VigoSM brands in over 200 countries and territories, and various bill payment services, primarily in the United States, under several brands like Speedpay®, Equity Accelerator®, Just in Time EFT®, Western Union Quick Collect and Western Union Convenience Pay®.

Our principal executive offices are located at 12500 East Belford Avenue, Englewood, Colorado 80112 and our telephone number is (866) 405-5012.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement titled “Description of the Notes” and the section of the accompanying prospectus titled “Description of Debt Securities.”

Issuer	The Western Union Company

Notes Offered	$ aggregate principal amount of % Notes due 2014.

Maturity	February , 2014.

Interest Payment Dates	February and August of each year, beginning August , 2009.

Ranking	The notes will be The Western Union Company’s senior unsecured obligations. They will rank equally in right of payment with our existing and future senior unsecured obligations and will be senior in right of payment to any of our existing and future subordinated indebtedness. The notes will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries.

Listing	The notes will not be listed on any securities exchange or included in any automated quotation system.

Optional Redemption	We may redeem the notes at any time in whole or from time to time in part at the price specified in this prospectus supplement under the section titled “Description of the Notes—Optional Redemption.”

Change of Control Offer to Repurchase	If we experience a “Change of Control Triggering Event,” as described in this prospectus supplement, each holder of the notes may require us to repurchase some or all of its notes at a price equal to 101% of the principal amount of their notes, plus accrued and unpaid interest to the repurchase date if any, as described more fully under “Description of the Notes—Change of Control.”

Sinking Fund	None.

Use of Proceeds	We estimate the net proceeds to us from the sale of the notes will be approximately $ million, after deducting the underwriters’ discounts and other expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to repay all or a substantial portion of the $500 million aggregate principal amount outstanding under our 364-day term loan facility (the “Term Loan Facility”).

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus for a discussion of certain of the risks you should consider before investing in the notes.

Denominations and Form	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

Trustee	Wells Fargo Bank, National Association

Additional Notes	The indenture governing the notes does not, and the notes will not, limit the aggregate principal amount of notes or other debt securities or other debt that we or our subsidiaries may issue. We may issue from time to time other series of debt securities, but such series will be separate from the notes. In addition, we may issue additional notes of the same series as the notes without the consent of, or notice to, the holders of the outstanding notes.

Summary of Selected Historical Financial Data

The following tables set forth our summary of selected historical financial data presented on a consolidated basis and include the accounts of Western Union and our majority-owned subsidiaries. The financial information for the periods presented prior to our spin-off from First Data on September 29, 2006 is presented on a combined basis and represents those entities that were ultimately transferred to us as part of the spin-off. The assets and liabilities presented have been reflected on a historical basis, as prior to the spin-off such assets and liabilities presented were 100% owned by First Data. However, the financial statements for the periods presented prior to the spin-off do not include all of the actual expenses that would have been incurred had Western Union been a stand-alone entity during the periods presented and do not reflect Western Union’s combined results of operations, financial position and cash flows had Western Union been a stand-alone company during the periods presented.

Our summary of selected historical financial data is not necessarily indicative of our future financial position, future results of operations or future cash flows.

You should read the information set forth below in conjunction with all information included and incorporated by reference in this prospectus supplement, including our historical consolidated financial statements and notes to those statements from our Annual Report on Form 10-K for the year ended December 31, 2008.

	Years Ended December 31,
	2008	2007	2006	2005	2004
(in millions, except per share data and ratios)
Statements of Income Data:
Revenues	$5,282.0	$4,900.2	$4,470.2	$3,987.9	$3,547.6
Operating expenses (a) (b)	3,927.0	3,578.2	3,158.8	2,718.7	2,435.5
Operating income (a) (b)	1,355.0	1,322.0	1,311.4	1,269.2	1,112.1
Interest income (c)	45.2	79.4	40.1	7.6	1.8
Interest expense (d)	(171.2)	(189.0)	(53.4)	(1.7)	(1.7)
Other income/(expense), net, excluding interest income and interest expense (e)	9.7	10.0	37.0	69.0	(13.6)
Income before income taxes (a) (b) (c) (d) (e)	1,238.7	1,222.4	1,335.1	1,344.1	1,098.6
Net income (a) (b) (c) (d) (e)	919.0	857.3	914.0	927.4	751.6
Depreciation and amortization	144.0	123.9	103.5	79.5	79.2

Cash Flow Data:
Net cash provided by operating activities	1,253.9	1,103.5	1,108.9	1,002.8	930.2
Capital expenditures (f)	(153.7)	(192.1)	(202.3)	(65.0)	(49.5)
Shares repurchased (g)	(1,314.5)	(726.8)	(19.9)	—	—
Dividends to First Data	—	—	2,953.9	417.2	659.8

Earnings Per Share Data:
Basic (a) (b) (c) (d) (e) (h)	$1.26	$1.13	$1.20	$1.21	$0.98
Diluted (a) (b) (c) (d) (e) (h)	$1.24	$1.11	$1.19	$1.21	$0.98
Cash dividends to public stockholders per common share	$0.04	$0.04	$0.01	—	—

Key indicators (unaudited):
Consumer-to-consumer transactions (i)	188.1	167.7	147.1	118.5	96.7
Consumer-to-business transactions (j)	412.1	404.5	249.4	215.1	192.6

Ratio of earnings to fixed charges (k)	7.7	7.0	24.3	170.8	114.3

	As of December 31,
	2008	2007	2006	2005	2004
(in millions)
Balance Sheet Data:
Settlement assets	$1,207.5	$1,319.2	$1,284.2	$914.4	$702.5
Total assets	5,578.3	5,784.2	5,321.1	4,591.7	3,315.8
Settlement obligations	1,207.5	1,319.2	1,282.5	912.0	696.6
Total borrowings (l)	3,143.5	3,338.0	3,323.5	—	—
Total liabilities	5,586.4	5,733.5	5,635.9	1,779.9	1,381.3
Total stockholders’ (deficiency)/equity/Net investment in The Western Union Company (l)	(8.1)	50.7	(314.8)	2,811.8	1,934.5

(a)	We adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or “SFAS No. 123R,” following the modified prospective method effective January 1, 2006. SFAS No. 123R requires all stock-based payments to employees to be recognized in the income statement based on their respective grant date fair values over the corresponding service periods and also requires an estimation of forfeitures when calculating compensation expense. Stock-based compensation expense, including stock compensation expense allocated by First Data prior to the spin-off on September 29, 2006 and the impact of adopting SFAS No. 123R, was $26.3 million, $50.2 million and $30.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. Our stock-based compensation expense in 2007 included a non-recurring charge of $22.3 million related to the vesting of the remaining converted unvested Western Union stock-based awards upon the completion of the acquisition of First Data on September 24, 2007 by an affiliate of Kohlberg Kravis Roberts & Co.

(b)	Operating expenses for the year ended December 31, 2008 include $82.9 million of restructuring and related expenses associated with the closure of our facilities in Missouri and Texas and other reorganization plans.

(c)	Interest income is attributed primarily to international cash balances and loans made to several agents. On the spin-off date, we received cash in connection with the settlement of intercompany notes with First Data (net of certain other payments made to First Data) which significantly increased our international cash balances.

(d)	Interest expense primarily relates to debt incurred in connection with the spin-off from First Data and the refinancing of such debt. Interest expense was significantly higher since September 29, 2006 due to higher borrowings balances.

(e)	Amounts were primarily recognized prior to the spin-off and include derivative gains and losses, net, interest income due from First Data, and the net foreign exchange effect on notes receivable from First Data and related foreign currency swaps with First Data. Prior to the spin-off, we did not have any forward contracts that qualified as hedges, and therefore the gains and losses on these contracts were reflected in income prior to that date. On September 29, 2006, we entered into foreign currency forward positions to qualify for cash flow hedge accounting. During the years ended December 31, 2008, 2007, 2006, 2005 and 2004, the pre-tax derivative (loss)/gain were $(6.9) million, $8.3 million, $(21.2) million, $45.8 million and $(30.2) million, respectively. Notes receivable from First Data affiliates and related foreign currency swap agreements were settled in cash in connection with the spin-off. During the years ended December 31, 2006, 2005 and 2004, the interest income, net recognized from First Data, including the impact of foreign exchange translation of the underlying notes, was $45.8 million, $18.4 million and $16.6 million, respectively.

(f)	Capital expenditures include capitalization of contract costs, capitalization of purchased and developed software and purchases of property and equipment.

(g)	Since September 2006, the Board of Directors has authorized common stock repurchases of up to $3.0 billion consisting of a $1.0 billion authorization in June 2008, a $1.0 billion authorization in December 2007 and a $1.0 billion authorization in September 2006. Both the 2007 authorization and the authorization in 2006 have been fully utilized. During years ended December 31, 2008 and 2007 and the period from September 29, 2006 through December 31, 2006 we repurchased 58.1 million, 34.7 million and 0.9 million shares, respectively, pursuant to these authorizations.

(h)	For all periods prior to September 29, 2006 (the date of our spin-off from First Data), basic and diluted earnings per share were computed utilizing the basic shares outstanding at September 29, 2006.

(i)	Consumer-to-consumer transactions include consumer-to-consumer money transfer services worldwide. Amounts include Vigo Remittance Corp. transactions since the acquisition date of October 21, 2005.

(j)	Consumer-to-business transactions include Western Union Quick Collect, Western Union Convenience Pay, Speedpay, Equity Accelerator, Just in Time EFT and Servicio Electrónico de Pago S.A. and related entities (“Pago Fácil”) transactions processed by us. Amounts include Pago Fácil transactions since its acquisition in December 2006.

(k)	For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges, and distributions from equity method investments, and then subtracting income from equity method investments. Fixed charges consist of interest expense and an estimated interest portion of rental expenses and income tax contingencies. Substantially all of our debt was incurred with our spin-off from First Data on September 29, 2006, resulting in earnings to fixed charges being lower in periods presented subsequent to that date. Debt balances have remained relatively consistent since the spin-off.

(l)	In connection with the spin-off, we reported a $4.1 billion dividend to First Data in the consolidated statements of stockholders’ (deficiency)/equity/net investment in The Western Union Company, consisting of notes issued to First Data of $3.4 billion and a cash payment to First Data of $100.0 million. The remaining dividend was comprised of cash, consideration for an ownership interest held by a First Data subsidiary in a Western Union agent, settlement of net intercompany receivables, and transfers of certain liabilities, net of assets. Since the amount of the dividend exceeded the historical cost of our net assets as of September 29, 2006, a capital deficiency resulted.

RISK FACTORS

An investment in the notes is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. In addition, please read the information included or incorporated by reference under “Forward-Looking Statements” in this prospectus supplement and under “Risk Factors” in the accompanying prospectus for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

We are a holding company that conducts all of our business through subsidiaries. The debt and other liabilities of our subsidiaries will be effectively senior to the notes.

We conduct all of our business through our subsidiaries. Our cash flow and, consequently, our ability to pay interest and to service our debt, including the notes, are dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for the purpose. In addition, many of our operating subsidiaries are highly regulated and may be subject to restrictions on their ability to pay dividends to us. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill any existing or future direct debt service requirements.

The notes will be The Western Union Company’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior unsecured indebtedness. The notes will be effectively junior to all existing and future indebtedness and other liabilities of Western Union’s subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of December 31, 2008, our subsidiaries had outstanding $87.2 million of total indebtedness including letters of credit and bank guarantees but excluding intercompany indebtedness. The indenture governing the notes does not restrict our subsidiaries from incurring additional debt. See “Description of the Notes—General—Ranking.”

There are no covenants in the indenture governing the notes relating to our ability to incur future indebtedness or pay dividends and limited restrictions on our ability to engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants. The indenture permits us and, with respect to the notes, our subsidiaries to incur additional debt, including, subject to certain requirements, secured debt. Because the notes are unsecured, in the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding us, whether voluntary or involuntary, the holders of our secured debt will be entitled to receive payment to the extent of the assets securing that debt before we can make any payment with respect to the notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our debt and the notes. As a result, you may receive less than you are entitled to receive or recover nothing if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The indenture does not limit our or our subsidiaries’ ability to issue or repurchase securities, pay dividends or engage in transactions with affiliates. Our ability to use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

There may not be a public market for the notes.

The notes constitute a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to include the notes in any automated quotation system. Accordingly, no market for the notes may develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

We may not be able to repurchase the notes upon a change of control, which could result in a default under the notes.

Unless we exercise our right to redeem the notes, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase upon a “Change of Control Triggering Event.” A “Change of Control Triggering Event” will occur when there is (i) a “Change of Control” involving us and (ii) among other things, within a specified period in relation to the “Change of Control,” the notes are downgraded from an investment grade rating to below an investment grade rating by all three of the following rating agencies: Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Inc. If we experience a “Change of Control Triggering Event,” there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required would result in a default under the notes, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Change of Control”.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $             million, after deducting the underwriters’ discounts and other expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to repay all or a substantial portion of the $500 million aggregate principal amount outstanding under our Term Loan Facility. As of February 20, 2009, the Term Loan Facility has an interest rate of 2.447%. The Term Loan Facility matures on December 4, 2009. The proceeds of the Term Loan Facility were used for general corporate purposes, including the repayment of commercial paper utilized to retire $500 million of our floating rate notes that matured on November 17, 2008. Banc of America Securities LLC and Wachovia Securities (or their affiliates) are lenders under the Term Loan Facility; as a result, a substantial portion of the net proceeds will ultimately be paid to Banc of America Securities LLC and Wachovia Securities (or their affiliates).

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of December 31, 2008, and as adjusted to reflect the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of Proceeds” above. You should read this table in conjunction with our “Summary of Selected Historical Financial Data” and our historical consolidated financial statements and related notes thereto from our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	December 31, 2008
	Actual	As Adjusted
(in millions, except per share amounts)	(unaudited)
Borrowings due in less than one year:
Commercial paper (a)	$82.9		$82.9
Term loan, due December 2009 (b)	500.0

Total borrowings due in less than one year	582.9

Borrowings due in greater than one year:
5.400% notes, net of discount, due 2011 (c)	1,042.8		1,042.8
Notes offered hereby	—
5.930% notes, net of discount, due 2016 (d)	1,014.4		1,014.4
6.200% notes, net of discount, due 2036	497.4		497.4
Other borrowings (e)	6.0		6.0

Total borrowings due in greater than one year	2,560.6

Stockholders’ (deficiency)/equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—		—
Common stock, $0.01 par value; 2,000 shares authorized; 709.6 shares issued and outstanding	7.1		7.1
Capital deficiency	(14.4)		(14.4)
Retained earnings	29.2		29.2
Accumulated other comprehensive loss	(30.0)		(30.0)

Total stockholders’ (deficiency)/equity	(8.1)		(8.1)

Total capitalization	$3,135.4	$

(a)	On November 3, 2006, we established a commercial paper program in an amount not to exceed $1.5 billion outstanding at any time. The commercial paper notes may have maturities of up to 397 days from the date of issuance.

(b)	On December 5, 2008, we entered into a senior, unsecured, 364-day term loan in an aggregate principal amount of $500 million.

(c)	At December 31, 2008, we held interest rate swaps related to the 5.400% notes due 2011 (“2011 Notes”) with an aggregate notational amount of $550.0 million. The carrying value of the 2011 Notes has been adjusted for the impact of these hedges. During the fourth quarter of 2008, we terminated an aggregate notional amount of $195 million of interest rate swaps. We received cash of $10.7 million on the termination of these swaps and an equal amount was included in borrowings above. Such amount will be reclassified as a reduction of interest expense over the life of the 2011 Notes.

(d)	At December 31, 2008, we held an interest rate swap related to the 5.930% notes due 2016 (“2016 Notes”) with an aggregate notional amount of $110.0 million. The carrying value of the 2016 Notes has been adjusted for the impact of these hedges.

(e)	Other borrowings consist of a market rate loan we assumed from a landlord in lieu of a cash payment in connection with the termination of a lease. Principal and interest payments are due monthly with a balloon payment of $5.3 million due in 2017.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes but do not purport to be complete. This description of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. Capitalized terms used in this “Description of the Notes” have the meanings specified in the indenture and are generally summarized in this section or under “Description of Debt Securities—Certain Definitions” in the accompanying prospectus. References to “we,” “us” and “our” in this “Description of the Notes” refer only to The Western Union Company and not any of its subsidiaries.

General

Principal, Maturity and Interest

We will issue the notes under an indenture, dated as of November 17, 2006, between us and Wells Fargo, National Association, as trustee, as supplemented by a supplemental indenture, dated as of September 6, 2007 between us and the trustee. We refer to the indenture, as supplemented by the supplemental indenture, as the indenture.

We will issue             % Notes due 2014 (the “notes”) with an initial aggregate principal amount of $                    . We may issue additional notes from time to time after this offering. See “—Issuance of Additional Notes.”

The notes will be issued in book-entry form only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

The notes will mature on February         , 2014.

Interest on the notes will accrue at a rate of         % from the issue date or from the most recent date on which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on February      or August      immediately preceding the interest payment date on February      and August      of each year, starting on August     , 2009. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The notes will be our unsecured obligations and rank equally in right of payment with our other existing and future unsecured and unsubordinated indebtedness.

We conduct all of our operations through our subsidiaries. Our rights and the rights of our creditors, including the holders of the notes, to participate in the distribution of assets of any of our subsidiaries upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. However, the notes will be obligations exclusively of The Western Union Company and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively junior to all existing and future debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of December 31, 2008, our subsidiaries had outstanding $87.2 million of total indebtedness including letters of credit and bank guarantees but excluding intercompany indebtedness.

The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur. In addition, the indenture does not, and the notes will not, limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which any of our subsidiaries may incur. However, the indenture provides that neither we nor any of our Restricted Subsidiaries (as defined under “Description of Debt Securities—Certain Definitions” in the accompanying prospectus) may subject certain of our property or assets to certain encumbrances unless the notes are secured equally and ratably with or prior to that other secured Indebtedness. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

No Sinking Fund

The notes will not be entitled to any sinking fund.

Issuance of Additional Notes

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we or our subsidiaries may incur.

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes. Any such additional notes will be fungible with the notes for U.S. tax purposes. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes,” references to the notes include any additional notes of the same series actually issued.

Payment and Paying Agents

We will maintain in the place of payment for the notes an office or agency where the notes may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the notes and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the notes.

Optional Redemption

The notes will be redeemable in whole at any time or in part from time to time at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus          basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each registered holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

We are not required (i) to register, transfer or exchange notes during the period from the opening of business 15 days before the day a notice of redemption relating to the notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register, transfer or exchange any such note so selected for redemption, except for the unredeemed portion of any note being redeemed in part.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC and one other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer and not withdrawn;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

If holders of not less than 90% in aggregate principal amount of the outstanding notes properly tender and do not withdraw such notes in a Change of Control Offer (or an offer made by a third party as described above) and we, or any third-party making an offer in lieu of us, as described above, purchase all of the notes properly tendered and not withdrawn by such holders, we or the third party making such offer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or offer by such third party described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of our assets and the assets of our subsidiaries substantially as an entirety or as an entirety, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed in such transaction, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not continuing directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or resolution adopted by our board of directors or by approval by our board of directors of our proxy statement in which such member was named as a nominee for election as a director, without objection by our board of directors to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any or all of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, Fitch or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by all three of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of our assets and the assets of our subsidiaries substantially as an entirety or as an entirety, taken as a whole. Although there is a limited body of case law interpreting this phrase, there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries substantially as an entirety or as an entirety, taken as a whole, to one or more persons may be uncertain.

Our obligation to purchase the notes following a Change of Control Triggering Event is subject to the provisions described in the section titled “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding notes, be discharged from our obligations with respect to the notes (except as otherwise specified in the indenture) or be released from our obligation to comply with the provisions of the indenture with respect to the notes as described under “Description of Debt Securities—Discharge, Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association. Wachovia Securities is an affiliate of Wells Fargo. In addition, Wells Fargo is a lender under the Term Loan Facility and a substantial portion of the net proceeds will be paid to Wells Fargo to repay amounts outstanding under the Term Loan Facility.

Governing Law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., (as nominee of DTC) or such other name as may be requested by an authorized representative of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

•

DTC holds securities that its participants deposit with DTC and facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector and the Central Bank of Luxembourg. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

The Euroclear System was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission. As the operator of a securities settlement system, the Euroclear Operator is also overseen by the National Bank of Belgium.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional EuroBonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

The information in this section regarding DTC, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes to beneficial owners of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This discussion applies only to beneficial owners that acquire the notes in connection with their initial issuance at their initial offering price and hold the notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that might be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities properly classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, and persons holding the notes as part of a hedging or conversion transaction or a straddle. The discussion does not address any foreign, state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes to beneficial owners of the notes.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus supplement, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such entities and partners of such entities should consult their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of a note.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Change of Control Premium

In certain circumstances, we may be obligated to pay a change of control premium on the notes (as described above under “Description of the Notes—Change of Control”). This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payment will be made is “remote” or “incidental” (within the meaning of applicable Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. Under our position, the change of control premium will be taxable to a U.S. Holder as additional ordinary income when received or accrued, according to such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and might be required to report the change of control premium as income when it accrues or becomes fixed, even if such U.S. Holder is a cash method taxpayer.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes.

Except as described above under “—Change of Control Premium,” the gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For individuals, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalties of perjury, that it is not subject to backup withholding on an Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the Internal Revenue Service in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale or other taxable disposition by, a U.S. Holder that is not an exempt recipient generally will be subject to information reporting requirements.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest paid on the notes so long as:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is related to us, actually or by attribution, through stock ownership; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or a suitable substitute form that it is not a United States person (as defined in the Internal Revenue Code), and provides its name and address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder, and furnishes to us a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of U.S. withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes us a properly completed and executed Internal Revenue Service Form W-8BEN claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met.

Effectively Connected Income

If interest, gain or other income recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will not be subject to the withholding tax discussed above if the Non-U.S. Holder provides us with a properly completed and executed Internal Revenue Service Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States), but the

Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest, gain or other income as if it were a United States person (as defined in the Internal Revenue Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is a corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to a Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a United States person (as defined in the Internal Revenue Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person (as defined in the Internal Revenue Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person (as defined in the Internal Revenue Code) and it satisfies certain other conditions or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. Holder may obtain a refund or credit against its U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service in a timely matter.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder’s particular situation. Prospective purchasers of the notes should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

Banc of America Securities LLC and Wachovia Capital Markets, LLC are joint book-running managers of the offering and are acting as representatives of the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$
Wachovia Capital Markets, LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be $300,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

The underwriters and their affiliates have from time to time provided, and may provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of the underwriters in this offering are also lenders under our revolving credit facilities. We believe that the fees and commissions paid in respect of participation in the credit facilities were customary for borrowers with a credit profile similar to ours, for a similar-size financing and for borrowers in our industry. Banc of America Securities LLC and Wachovia Securities (or their affiliates) are lenders under the Term Loan Facility; as a result, a substantial portion of the net proceeds will ultimately be paid to Banc of America Securities LLC and Wachovia Securities (or their affiliates). As of February 23, 2009, we owed $125 million to each of Banc of America Securities LLC and Wachovia Securities (or their affiliates) under the Term Loan Facility.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of The Western Union Company appearing in The Western Union Company’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including a schedule appearing therein), and The Western Union Company’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

THE WESTERN UNION COMPANY

Debt Securities

We may offer debt securities from time to time in one or more series. We will provide specific terms of any offering of these debt securities, together with the terms of the offering, the initial public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

We may sell these debt securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities will be the initial public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities.

You should consider carefully the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2008.

Prospectus

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act.” Under the automatic shelf process, we may, over time, sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to our registration statement contain the full text of certain agreements and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

When we refer to “Western Union,” the “company,” “we,” “us” or “our” in this prospectus we mean The Western Union Company and its consolidated subsidiaries, unless the context requires otherwise.

Our principal executive offices are located at 12500 East Belford Avenue, Englewood, Colorado 80112. Our main telephone number is (866) 405-5012.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we filed with the SEC (file number 1-32903) and any future filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until we or any agents or underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	Current Report on Form 8-K filed with the SEC on March 20, 2008.

We make available free of charge most of our SEC filings through our Internet website (www.westernunion.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also request a copy of our SEC filings at no cost, by writing or telephoning us at:

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Attention: Investor Relations

Telephone (866) 405-5012

Our SEC filings are also available at the SEC’s Web site at http://www.sec.gov. You may also read and copy any documents that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

FORWARD-LOOKING STATEMENTS

This prospectus and the materials we have filed or will file with the SEC (as well as information included in our other written or oral statements) contain or will contain certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. You should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those referenced under “Risk Factors.” The statements are only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following:

•	changes in general economic conditions and economic conditions in the geographic regions and industries in which we operate;

•	changes in immigration laws, patterns and other factors related to immigrants;

•	technological changes, particularly with respect to e-commerce;

•

the failure by us, our agents or subagents to comply with our business and technology standards and contract requirements or applicable laws and regulations, especially laws designed to prevent money laundering and terrorist financing;

•	our ability to attract and retain qualified key employees and to successfully manage our workforce;

•	changes in foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers;

•	adverse movements and volatility in debt and equity capital markets;

•	political conditions and related actions by the United States and abroad which may adversely affect our businesses and economic conditions as a whole;

•	failure to maintain sufficient amount or types of regulatory capital to meet the changing requirements of our various regulators worldwide;

•	continued growth in the money transfer market and other markets in which we operate at rates approximating recent levels;

•	implementation of agent contracts according to schedule;

•	our ability to maintain our agent network and biller relationships under terms consistent with those currently in place;

•	interruptions of United States government relations with countries in which we have or are implementing material agent contracts;

•	deterioration in consumers’ and clients’ confidence in our business, or in money transfer providers generally;

•	successfully managing credit and fraud risks presented by our agents and consumers;

•	adverse rating actions by credit rating agencies;

•	liabilities and unanticipated developments resulting from litigation and regulatory investigations and similar matters, including costs, expenses, settlements and judgments;

•	changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, and governmental or judicial interpretations thereof;

•	our ability to favorably resolve tax matters with the Internal Revenue Service and other tax jurisdictions;

•	changes in industry standards affecting our business;

•	changes in accounting standards, rules and interpretations;

•

competing effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other nonbank money transfer services providers, including telecommunications providers, card associations and card-based payments providers;

•	our ability to grow our core businesses;

•	our ability to develop and introduce new products, services and enhancements, and gain market acceptance of such products;

•	our ability to protect our brands and our other intellectual property rights;

•	successfully managing the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection;

•	any material breach of security of or interruptions in any of our systems;

•	mergers, acquisitions and integration of acquired businesses and technologies into our company and the realization of anticipated synergies from these acquisitions;

•	adverse consequences from our spin-off from First Data Corporation, or “First Data,” including resolution of certain ongoing matters;

•	decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries;

•	decisions to change the business mix;

•	cessation of various services provided to us by third-party vendors;

•	catastrophic events;

•	the risks described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	management’s ability to identify and manage these and other risks.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

THE WESTERN UNION COMPANY

The Western Union Company is a leader in global money transfer, providing people with fast, reliable and convenient ways to send money around the world and to pay bills. The Western Union® brand is globally recognized. Our services are available through a network of agent locations in more than 200 countries and territories. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our consumer-to-business service provides consumers with flexible and convenient options for making one-time or recurring payments.

In 2007, we generated $4.9 billion in total consolidated revenues and $857.3 million in consolidated net income. Total revenue generated during 2007 consisted of $3,989.8 million of transaction fees, $771.3 million related to foreign exchange revenue derived from the difference between the exchange rate set by Western Union to the consumer and the rate at which we or our agents are able to acquire currency, and $139.1 million related to commission and other revenues. We handled 167.7 million consumer-to-consumer money transfers in 2007, an increase of 14% over 2006. Our 404.5 million consumer-to-business transactions in 2007, including those from our acquired business in Argentina, Servicio Electrónico de Pago S.A. and related entities, represented a 62% increase over 2006.

We believe that brand strength, size and reach of our global network, and convenience and reliability for our consumers have been key to the growth of our business. As we continue to meet the needs of our consumers for fast, reliable and convenient money transfer services, we are also working to enhance our existing services and provide our consumers with access to an expanding portfolio of payment and other financial services.

The Western Union Company has roots back to 1851. Western Union stock was first traded on the New York Stock Exchange in 1865. In 1884, the original Western Union was one of the 11 companies included on the first Dow Jones average listing. Western Union has a long history of providing innovative services, including creating the universal stock ticker and launching the first United States commercial communications satellite service. Western Union introduced our consumer-to-consumer money transfer service in 1871. Western Union began offering consumer-to-business payment services in 1989 when we introduced Western Union Quick Collect® providing consumers in the United States with the ability to conveniently pay bills in cash through our agent network.

Over the past decade, we have become a leader in the development of a global remittance market. Today, we offer money transfer services under the Western Union®, Orlandi Valuta®, and VigoSM brands in over 200 countries and territories, and various bill payment services primarily in the United States under several brands like Speedpay®, Equity Accelerator®, Just in Time EFT®, Western Union Quick Collect, Western Union Convenience Pay®, and in Argentina under our Pago FácilSM brand.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, among other uses, repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	6.9x	7.0x	24.3x	170.8x	114.3x	386.1x

For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adding income before income taxes, fixed charges, and distributions from equity method investments, and then subtracting income from equity method investments. Fixed charges consist of interest expense and an estimated interest portion of rental expenses and income tax contingencies. Substantially all of our debt was incurred in connection with our spin-off from First Data on September 29, 2006, resulting in earnings to fixed charges being lower in 2008, 2007 and 2006 compared to the prior periods.

Please refer to the financial statements and financial information incorporated by reference in this prospectus for more information relating to the foregoing. See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities in one or more series. Debt securities will be issued under the indenture dated as of November 17, 2006, as supplemented by the supplemental indenture dated as of September 6, 2007, between us and Wells Fargo, National Association, as trustee, or any other indenture which we identify in a prospectus supplement (we refer to the November 17, 2006 indenture or any such other indenture, in each case as supplemented from time to time, as the “indenture”). We have summarized below the material provisions of the indenture. However, because this summary is not complete, it is subject to and is qualified in its entirety by reference to the indenture. In this “Description of Debt Securities,” “we,” “us,” “our” and similar words refer to The Western Union Company and not any of its Subsidiaries (as defined below under “—Certain Definitions”).

General

The debt securities will be our unsecured obligations and rank on a parity with our other unsecured and unsubordinated indebtedness.

We primarily conduct our operations through our Subsidiaries. Our rights and the rights of our creditors, including the holders of the debt securities, to participate in the distribution of assets of any of our Subsidiaries upon the liquidation or reorganization of that Subsidiary or otherwise will be subject to the prior claims of the Subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the Subsidiary or such Subsidiary guarantees the debt securities. As a result, the debt securities will be effectively subordinated to existing and future liabilities of our Subsidiaries.

We may issue the debt securities in one or more series, as authorized from time to time by our board of directors, any committee of our board of directors or any duly authorized officer. The indenture does not limit our ability to incur additional indebtedness, nor does it afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving our company. However, the indenture provides that neither we nor any Restricted Subsidiary may subject certain of our property or assets to any mortgage or other encumberance unless the debt securities are secured equally and ratably with or prior to that other secured indebtedness. See “—Certain Covenants” below. Reference is made to the applicable prospectus supplement for information with respect to any additions to, or modifications or deletions of, the events of default or covenants described below.

We will describe in a supplement to this prospectus the particular terms of any debt securities being offered, any modifications of or additions to the general terms of the debt securities and any U.S. Federal income tax considerations that may be applicable in the case of offered debt securities. Accordingly, you should read both the prospectus supplement relating to the particular debt securities being offered and the general description of debt securities set forth in this prospectus before investing.

The applicable prospectus supplement will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount and authorized denominations (if other than $1,000 and integral multiples of $1,000);

•	the initial public offering price;

•	the original issue and stated maturity date or dates;

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the manner and place of payment of principal and interest, if any;

•	if other than U.S. dollars, the currency or currencies in which payment of the initial public offering price and/or principal and interest, if any, may be made;

•	whether (and if so, when and at what price) we may be obligated to repurchase the debt securities;

•	whether (and if so, when and at what price) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether the debt securities will be issued in registered or bearer form (with or without coupons) and, if issued in the form of one or more global securities, the depositary for such securities;

•	where the debt securities can be exchanged or transferred;

•

whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	whether (and if so, when and at what rate) the debt securities will be convertible into shares of our common stock;

•	whether there will be a sinking fund;

•	provisions, if any, for the defeasance of the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants contained in the indenture relating to the debt securities; and

•	any other terms of the series.

If we issue original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. Federal income tax consequences and other special considerations applicable to those securities.

We are not required to issue all of the debt securities of a series at the same time, and debt securities of the same series may vary as to interest rate, maturity and other provisions. Unless otherwise provided, the aggregate principal amount of a series may be increased and additional debt securities of such series may be issued.

Denominations, Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry, Delivery and Form” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities we issue in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by us for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required (i) to issue, register the transfer of or exchange debt securities of any series during the period from the opening of business 15 days before the day a notice of redemption relating to debt securities of that series selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any debt security so selected for redemption, except for the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

We will maintain in each place of payment for those debt securities an office or agency where the debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities and the indenture.

We will give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee and at the principal London office of the trustee. We have appointed the trustee as our agent to receive all presentations, surrenders, notices and demands with respect to the applicable series of debt securities.

Certain Covenants

Unless otherwise specified in the applicable prospectus supplement, the following covenants apply to the debt securities:

Limitation on Mortgages and Liens. Neither we nor any of our Restricted Subsidiaries may create or assume, except in favor of us or one of our wholly owned Subsidiaries, any Lien upon any Principal Facility (as defined below under “—Certain Definitions”) without equally and ratably securing any debt securities then outstanding. However, this limitation does not apply to certain permitted Liens as described in the indenture, including:

•	purchase money mortgages entered into within specified time limits, and Liens extending, renewing or refunding those purchase money mortgages;

•	Liens on acquired property existing at the time of the acquisition;

•	certain tax, materialmen’s, mechanics’ and judgment Liens, Liens arising by operation of law and other similar Liens;

•	Liens in connection with certain government contracts;

•	certain Liens in favor of any state or local government or governmental agency in connection with certain tax-exempt financings;

•	Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations and Liens on the proceeds of the foregoing;

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deposits to secure the performance of bids, certain trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds and similar bonds and other obligations of like nature incurred in the ordinary course of business;

•

zoning restrictions, easements, rights-of-way and similar encumberances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of our business or our Subsidiaries taken as a whole;

•	Liens on Purchased Receivables and related assets granted in connection with one or more Purchased Receivables Financing;

•	Liens to secure the cost of construction or improvement of any property entered into within specified time limits; and

•

Liens not otherwise permitted if the sum of the indebtedness secured by those Liens plus the aggregate sales price of property involved in sale and leaseback transactions referred to in the first bullet point under “—Limitation on Sale and Leaseback Transactions” below, does not exceed the greater of $300 million or 15% of our Consolidated Net Worth (as defined below under “—Certain Definitions”).

Limitation on Sale and Leaseback Transactions. Neither we nor any of our Subsidiaries may sell any Principal Facility owned on the date of the indenture with the intention of taking back a lease of that facility for a period of more than 36 months other than certain computer hardware leases, unless:

•

the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in the last bullet point above under “—Limitation on Mortgages and Liens” does not exceed the greater of $300 million or 15% of our Consolidated Net Worth;

•	the sale and leaseback transaction is entered into between us and one or more of our Subsidiaries or between our Subsidiaries; or

•

the net proceeds of the sale or the fair market value of the Principal Facility, whichever is greater (which may be conclusively determined by our board of directors, any authorized committee thereof or any of our duly authorized officers), are applied within 120 days to the optional retirement of debt securities then outstanding or to the optional retirement of our other Funded Debt (as defined below under “—Certain Definitions”) ranking on a parity with the debt securities; provided, that the amount required to be applied to the retirement of outstanding debt securities or our Funded Debt pursuant to this bullet point shall be reduced by the principal amount of any debt securities or of our Funded Debt voluntarily retired by us within 120 days after such sale, whether or not any such retirement of the debt securities or Funded Debt shall be specified as being made pursuant to this bullet point.

Covenant to File Reports. We will file with the trustee, within 15 days after we have filed with the SEC, copies of the annual reports and of the information, documents, and other reports which we have so filed with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Merger or Consolidation

We may not consolidate with or merge into any other entity or sell, lease, convey, assign, transfer or otherwise dispose of our properties and assets substantially as an entirety or as an entirety to any person, unless:

•	we are the survivor formed by or resulting from such consolidation or merger;

•	the surviving or successor entity is a domestic entity and expressly assumes, by supplemental indenture, all of our obligations under the indenture;

•	immediately after completion of the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing;

•	if, as a result of the transaction, our properties or assets would become subject to a Lien covered by the provisions described above under “—Certain Covenants—Limitation on Mortgages and Liens,” and

none of the exceptions therein apply, we or the surviving or successor entity takes such steps as are necessary to effectively secure all debt securities equally and ratably with (or prior to) all indebtedness secured by such Lien; and

•

we deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction and any supplemental indenture comply with the indenture provisions and that all conditions precedent in the indenture relating to such transaction have been complied with.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of the properties and assets substantially as an entirety or as an entirety of one or more of our Subsidiaries, which properties and assets, if held by us instead of such Subsidiary or Subsidiaries, would constitute our properties and assets substantially as an entirety or as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety or as an entirety.

Events of Default

“Event of Default” means, with respect to a series of debt securities, any of the following events:

•	failure to pay interest on the debt securities of such series, which failure continues for a period of 30 days after payment is due;

•	failure to make any principal or premium payment on the debt securities of such series when due;

•

failure to perform or comply with any other covenant or warranty in the indenture with respect to the debt securities of such series for a period of 90 days after notice to us of such failure by (i) the trustee or (ii) the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•

default under any Indebtedness of us or our Restricted Subsidiaries in an aggregate principal amount of $100 million or more and which default (i) constitutes a failure to make any scheduled principal or interest payment when due after giving effect to any applicable grace period or (ii) accelerates the payment of such debt and such acceleration is not rescinded or annulled, or such debt is not discharged, within 15 days after notice to us of such default by (i) the trustee or (ii) the holders of at least 25% in principal amount of the outstanding debt securities of such series;

•

the entry against us or our Restricted Subsidiaries of one or more final judgments, decrees or orders by a court for the payment of money aggregating in excess of $100 million, which judgment, decree or order is not paid, discharged or stayed for any period of 45 consecutive days or, in the case of a foreign judgment not being sought in the United States, 60 consecutive days, after the amount thereof is due; provided, however, that such amount is calculated after deducting certain insurance coverage;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of such series pursuant to the indenture.

In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of debt securities of such series. However, the trustee may withhold notice of any default (except a default in payment of principal or interest on any debt security of such series) if the trustee determines it is in the interest of the holders of debt securities of such series to do so.

Our failure to comply with Section 314(a) of the Trust Indenture Act of 1939, as amended (relating to the filing of reports, information and other documents with the SEC), shall not constitute a Default or an Event of Default with respect to any series of debt securities.

If there is a continuing Event of Default with respect to a series of debt securities, then the trustee or the holders of at least 25% in principal amount of the debt securities of such series may require us to repay the principal amount on the debt securities of such series immediately. Upon payment of the principal or other specified amount, our obligations in respect of the payment of principal of the debt securities of such series will terminate.

Subject to the provisions of the indenture relating to the duties of the trustee, in the case of a continuing Event of Default with respect to a series of debt securities, the trustee may refuse to exercise any of its rights or powers under the indenture with respect to such series of debt securities at the request, order or direction of any of the holders of debt securities of such series unless it first receives reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. Subject to this limitation, the holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to such series of debt securities or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

At any time before a judgment or decree for payment of money due has been obtained by the trustee as provided in the indenture following a declaration of acceleration with respect to a series of debt securities, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•

we have paid or deposited with the trustee a sum sufficient to pay (i) all overdue installments of interest or other payments with respect to coupons on all the debt securities of such series, (ii) the principal of, premium, if any, and interest on any debt securities of such series which have become due otherwise than by such declaration of acceleration, (iii) to the extent that such payment is lawful, interest on overdue installments of interest or other payments with respect to coupons on each debt security of such series at a rate established for such series, and (iv) all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default with respect to the debt securities of such series, other than the nonpayment of principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

No such rescission and annulment will affect any subsequent default or impair any right consequent thereon.

We are required to provide the trustee with an officers’ certificate each fiscal year stating whether or not we have complied with all conditions and covenants under the indenture.

Modification or Waiver

We and the trustee may, at any time and from time to time, amend the indenture without the consent of the holders of outstanding debt securities for any of the following purposes:

•	to effect the assumption of our obligations under the indenture by a successor corporation;

•	to impose additional covenants and events of default for the benefit of the holders of any series of debt securities;

•

to add or change any of the provisions of the indenture relating to the issuance or exchange of debt securities of any series in registered form, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of such series or related coupons in any material respect;

•

to change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there is no outstanding debt security of any series or related coupon which is entitled to the benefit of such provision and as to which such modification would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect;

•	to establish the form or terms of the debt securities and coupons, if any, of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee; and

•

to correct any mistakes or defects in the indenture, but only if such action does not adversely affect the interests of the holders of outstanding debt securities of any series or related coupons in any material respect or to otherwise amend the indenture in any respect that does not adversely affect the holders of outstanding debt securities.

In addition, we and the trustee may modify the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by such modification to add, change or eliminate any provision of, or to modify the rights of holders of debt securities of such series under, the indenture. But we may not take any of the following actions without the consent of each holder of outstanding debt securities affected thereby:

•

change the stated maturity of the principal of, or any installment of interest on, the debt securities of any series or related coupon, reduce the principal amount thereof, the interest thereon or any premium payable upon redemption thereof, change the currency or currencies in which the principal, premium or interest is denominated or payable;

•	reduce the amount of, or impair the right to institute suit for the enforcement of, any payment on the debt securities of any series following maturity thereof;

•	reduce the percentage in principal amount of outstanding debt securities of any series required for consent to any waiver of defaults or compliance with certain provisions of the indenture; or

•

modify any provision of the indenture relating to modifications and waivers of defaults and covenants, except to increase any such percentage or to provide that certain other provisions cannot be modified or waived without the consent of each holder of outstanding debt securities affected thereby.

A modification with respect to one or more particular series of debt securities and related coupons, if any, will not affect the rights under the indenture of the holders of debt securities of any other series and related coupons, if any.

The holders of a majority in principal amount of the outstanding debt securities of all series affected may, on behalf of the holders of all debt securities of such series, waive any past default under the indenture with respect to the debt securities of such series, except a default (i) in the payment of principal of, premium, if any, or interest on such series or (ii) in respect of a covenant or provision which, as described above, cannot be modified or amended without the consent of each holder of debt securities of such series. Upon any such waiver, the default will cease to exist with respect to the debt securities of such series and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the debt securities of such series under the indenture, but the waiver will not extend to any subsequent or other default or impair any right consequent thereon.

We may elect in any particular instance not to comply with certain covenants set forth in the indenture or the debt securities of any series (except as otherwise provided in the covenants described above under “—Certain Covenants”) if, before the time for such compliance, the holders of at least a majority in principal amount of the outstanding debt securities of such series either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, our obligations and the duties of the trustee in respect of any such provision will remain in full force and effect.

Discharge, Legal Defeasance and Covenant Defeasance

We may be discharged from all of our obligations with respect to the outstanding debt securities of any series (except as otherwise provided in the indenture) when:

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either (i) all the debt securities of such series and related coupons, if any, have been delivered to the trustee for cancellation, or (ii) all the debt securities of such series and related coupons, if any, not delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee;

and we, in the case of clause (ii), have irrevocably deposited or caused to be deposited with the trustee, in trust, an amount in U.S. dollars sufficient for payment of all principal of, premium, if any, and interest on those debt securities when due or to the date of deposit, as the case may be; provided, however, in the event a petition for relief under any applicable federal or state bankruptcy, insolvency or other similar law is filed with respect to our company within 91 days after the deposit and the trustee is required to return the deposited money to us, our obligations under the indenture with respect to those debt securities will not be deemed terminated or discharged;

•	we have paid or caused to be paid all other sums payable by us under the indenture;

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we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with; and

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we have delivered to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and discharge.

We may elect (i) to be discharged from our obligations with respect to the outstanding debt securities of any series (except as otherwise specified in the indenture) or (ii) to be released from our obligation to comply with the provisions of the indenture described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to the outstanding debt securities of any series (and, if so specified, any other obligation or restrictive covenant added for the benefit of the holders of such series of debt securities), in either case, if we satisfy each of the following conditions:

•

we deposit or cause to be deposited irrevocably with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of debt securities of such series money or the equivalent in U.S. government securities, or any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, for payment of all principal of, premium, if any, and interest on the outstanding debt securities of such series when due;

•	such deposit does not cause the trustee with respect to the debt securities of such series to have a conflicting interest with respect to the debt securities of such series;

•	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

•

on the date of such deposit, there is no continuing Event of Default with respect to the debt securities of such series or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the debt securities of such series and, with respect to the option under clause (i) above only, no Event of Default with respect to such series under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after such date; and

•

we deliver to the trustee an opinion of counsel of recognized standing in respect of U.S. federal income tax matters or a ruling of the Internal Revenue Service to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge.

Notwithstanding the foregoing, if we exercise our option under clause (ii) above and an Event of Default with respect to such series of debt securities under the provisions of the indenture relating to certain events of bankruptcy or insolvency or event which, with notice or lapse of time or both, would become an Event of Default with respect to such series of debt securities under such bankruptcy or insolvency provisions shall have occurred and be continuing on the 91st day after the date of such deposit, our obligation to comply with the provisions of the indenture described above under “—Certain Covenants” and under “—Merger or Consolidation” with respect to those debt securities will be reinstated.

Conversion Rights

We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into shares of our common stock. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities.

The Trustee Under the Indenture

We maintain ordinary banking relationships and, from time to time, obtain credit facilities and lines of credit with a number of banks, including the trustee, Wells Fargo Bank, National Association.

Book-Entry, Delivery and Form

We may issue the debt securities of a series in whole or in part in global form that we will deposit with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. We will make payments of principal of, and premium, if any, and interest on debt securities represented by a global security to the trustee and then by the trustee to the depositary.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and will be registered in the name of DTC’s nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states may require that some purchasers of securities take physical delivery of those securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

We will make payments due on the debt securities to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, is to immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC will take any action permitted to be taken by a holder of securities (including the presentation of securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the debt securities, DTC will exchange each global security for definitive securities, which it will distribute to its participants.

If the depositary for any of the debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the obligor within 90 days, the obligor will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the obligor or trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we may at any time determine that the debt securities of any series shall no longer be represented by a global security and will issue securities in definitive form in exchange for such global security pursuant to the procedure described above.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

Certain Definitions

We have summarized below certain defined terms as used in the indenture. We refer you to the indenture for the full definition of these terms.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

“Consolidated Net Assets” means the gross book value of the assets of us and our Subsidiaries (which under GAAP would appear on the consolidated balance sheet of us and our Subsidiaries) less all reserves (including, without limitation, depreciation, depletion and amortization) applicable thereto and less (i) minority interests and (ii) liabilities which, in accordance with their terms, will be settled within one year after the date of determination.

“Consolidated Net Income” means the net income of us and our Subsidiaries (which under GAAP would appear on the consolidated income statement of us and our Subsidiaries), excluding, however, (i) any equity of us or a Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (ii) gains from the write-up in the book value of any asset and (iii) in the case of an acquisition of any Person which is accounted for on a purchase basis, earnings of such Person prior to its becoming a Subsidiary.

“Consolidated Net Worth” means the sum of (i) the par value (or value stated on the books of such corporation) of the capital stock of all classes of us and our Subsidiaries, plus (or minus in the case of a deficit), (ii) the amount of the consolidated surplus, whether capital or earned, of us and our Subsidiaries, and plus (or minus in the case of a deficit) and (iii) retained earnings of us and our Subsidiaries, all as determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall exclude the effects of currency translation adjustments and the application of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Funded Debt” means any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which, in accordance with its terms, will be settled beyond one year after the date of determination, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any liabilities which, in accordance with their terms, will be settled within one year after the date of determination).

“GAAP” means, as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” of any Person means, at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities not more than 60 days past due incurred in the ordinary course of business and payable in accordance with customary practices or endorsements for the purpose of collection in the ordinary course of business and excluding the deferred purchase price of property or services to be repaid through earnings of the purchaser to the extent such amount is not characterized as indebtedness in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all payment obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such indebtedness and (ii) the book value of the property subject to such Lien at the time of determination. For the purposes of this definition, the following shall not constitute Indebtedness: the issuance of payment instruments, consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries or any agent thereof in the ordinary course of business in order for us or such Subsidiary to make further distribution to a third party, to the extent payment in respect thereof has been received by us, such Subsidiary or any agent thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), it being understood that the holding of money or investments for the purpose of honoring payment instruments or consumer funds transfers, or other amounts paid to or received by us, any of our Subsidiaries, or any agent thereof in the ordinary course of business in order for us or any of Subsidiaries to make further distributions to a third party, shall not be considered a “Lien” for the purposes of this definition.

“Person” means an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Principal Facility” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any Subsidiary, except any facility that, in the opinion of our board of directors, any duly authorized committee thereof or any of our duly authorized officers is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Purchased Receivables” means accounts receivable purchased by us or any of our Subsidiaries from third parties and not originally created by the sale of goods or services by us or any of our Subsidiaries.

“Purchased Receivables Financing” means any financing transaction pursuant to which Purchased Receivables are sold, transferred, securitized or otherwise financed by any Receivables Subsidiary and as to which there is no recourse to us or any of our other Subsidiaries (other than customary representations and warranties made in connection with the sale or transfer of Purchased Receivables).

“Receivables Subsidiary” means any Subsidiary which purchases Purchased Receivables directly or to which Purchased Receivables are transferred by us or any of our Subsidiaries, in either case with the intention of engaging in a Purchased Receivables Financing.

“Restricted Subsidiary” means at any date, (a) any Subsidiary of ours which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination or (b) any wholly-owned Subsidiary of ours that at the time of determination shall be designated a Restricted Subsidiary by our board of directors or any duly authorized committee thereof or any of our duly authorized officers (any wholly-owned Subsidiary of ours designated as a Restricted Subsidiary pursuant to this clause (b) is referred to as a “Designated Restricted Subsidiary”). At any time, our board of directors or any duly authorized committee thereof or any of our duly authorized officers may designate any Designated Restricted Subsidiary to no longer be a Restricted Subsidiary so long as (i) such Subsidiary is not a Restricted Subsidiary pursuant to clause (a) above and (ii) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ours.

PLAN OF DISTRIBUTION

We may sell debt securities offered by this prospectus in and/or outside the United States:

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

We will describe in a prospectus supplement the particular terms of any offering of debt securities, including the following:

•	the names of any underwriters or agents;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

LEGAL MATTERS

The validity of the debt securities and certain other matters will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of The Western Union Company appearing in The Western Union Company’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including a schedule appearing therein), and the effectiveness of The Western Union Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of The Western Union Company for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 1, 2008, included in The Western Union Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement, of which this prospectus forms a part, prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$

            % Notes due 2014

PROSPECTUS SUPPLEMENT

February     , 2009

Joint Book-Running Managers

Banc of America Securities LLC	Wachovia Securities